Oaktree Power Opportunities Fund III Delaware, L.P.
INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC,
OT POF IEA Preferred B Aggregator, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com
Attention: Ian Schapiro
Peter Jonna

October 29, 2019

Re: Indemnification Obligations

Ladies and Gentleman,

A reference is hereby made to (i) that certain Equity Commitment Agreement entered into concurrently herewith (the “ECA”), by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), Ares Special Situations Fund IV, L.P., a Delaware limited partnership (“Ares SSF”), ASOF Holdings I, L.P., a Delaware limited partnership (“ASOF” and, together with Ares SSF, “Ares”), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“OPPF”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“Oaktree Holdco”) and OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership (“OT Aggregator” and, together with OPPF and Oaktree Holdco, “Oaktree”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, Oaktree will commit to purchase up to 15,000 shares of Series B-3 Preferred Stock with associated Warrants and (ii) that certain Preferred Stock Exchange Agreement entered into concurrently herewith (the “Exchange Agreement”), by and between the Company, Oaktree Holdco and the other parties thereto, pursuant to which Oaktree Holdco will be issued shares of Series B-3 Preferred Stock, together with warrants to purchase shares of the Company’s Common Stock, in exchange for 17,482.5 shares of the Company’s Series A Preferred Stock representing 50% of the Company’s Series A Preferred Stock held by Oaktree Holdco. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the ECA.

In connection with the transactions contemplated by the ECA, the Exchange Agreement and the other Definitive Documents and as an inducement to the willingness of Oaktree to enter into the ECA, the Exchange Agreement and the other Definitive Documents and consent to the provisions thereof, the parties hereto are entering into this letter agreement pursuant to which, subject to the terms and provisions herein, the Company shall undertake certain indemnification obligations in favor of Oaktree and its Affiliates.

In consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, in the ECA, in the Exchange Agreement and in the other Definitive Documents, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follow:

1.	Indemnification Obligations.

(a)Following the Closing, the Company and its direct and indirect Subsidiaries (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless Oaktree and its Affiliates (other than the Indemnifying Parties), equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, charges, damages, liabilities, debts, penalties, fines, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with (i) any breach of, or any inaccuracy in, any representation or warranty made by the Company in the ECA or in any of the Definitive Documents, or the Rights Offering Agreement and/or (ii) any breach or default in performance by the Company of any covenants, agreements or obligations contained in the ECA or in any of the other Definitive Documents or the Rights Offering Agreement.

(b)Following the date hereof, the Indemnifying Parties shall, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Losses that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with any direct or indirect Action by stockholders or creditors of the Company (including, for the avoidance of doubt, any derivative action) arising out of, relating to or in connection with any of the transactions contemplated by the Term Sheet, the Definitive Documents, the May 2019 ECA, the August 2019 ECA or the Rights Offering Agreement or any investigation or other action by any Governmental Entity arising out of, relating to or in connection with any of the transactions contemplated by the Term Sheet, the Definitive Documents, the May 2019 ECA, the August 2019 ECA or the Rights Offering Agreement.
(c)For the avoidance of doubt, (x) the amount of any Losses subject to indemnification pursuant to this letter agreement paid to an Indemnified Person shall include a gross-up to take into account such Indemnified Person’s and its Affiliates’ and Affiliated Funds’ ownership of Capital Stock in the Company such that, after payment of the grossed-up amount, such Indemnified Person will not have suffered any Losses and (y) the amount of any Losses for which indemnification is provided under this letter agreement paid to an Indemnified Person by an Indemnifying Party shall be net of any amounts actually recovered by such Indemnified Person under insurance policies with respect to such Loss; provided that, for the avoidance of doubt, any such insurance policies shall be excess and non-contributory.

2.	Indemnification Procedure.
(a)If any third party shall notify any Indemnified Person in writing with respect to any matter (a “Third Party Claim”) which may reasonably give rise to a claim for indemnification under this letter agreement, then the Indemnified Person shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify any Indemnifying Party shall not limit the indemnification obligations of the Indemnifying Parties under this letter agreement, except to the extent that such failure to give notice has materially prejudiced a material defense or claim that would have otherwise been available to the Indemnifying Party.
(b)The Indemnifying Party will have the right to assume control of the defense against a Third Party Claim for Actions of the type described in Section 1(b) with counsel of its choice (reasonably satisfactory to the Indemnified Person) so long as the Indemnifying Party notifies the Indemnified Person promptly in writing (and in any event within 10 days after the Indemnified Person has provided notice to the Indemnifying Party in accordance with Section 2(a)) that (i) the Indemnifying Party is electing to assume control of the defense, (ii) such matter is subject to indemnification hereunder and (iii) the Indemnifying Party will satisfy its indemnification obligations to the extent required under Section 1 of this letter agreement.
(c)Notwithstanding Section 2(b), the Indemnifying Party shall not have the right to participate in or assume the control of the defense against any Third Party Claim for Actions of the type described in Section 1(b) if: (i) the Third Party Claim relates to or arises in connection with any criminal matter; (ii) the Third Party Claim seeks an injunction or other equitable relief against any Indemnified Person other than precluding the consummation of the transactions contemplated by this letter agreement; (iii) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; (iv) an Indemnified Person has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between an Indemnified Person and an Indemnifying Party in the event the Indemnifying Party elects to control or defend the Third Party Claim or (v) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this letter agreement. If the Indemnifying Party elects to assume such control, the Indemnified Person shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Person unless, such Indemnified Person has been advised by outside counsel that a reasonable likelihood of a conflict of interest between an Indemnifying Party and an Indemnified Person exists in respect of such Action (and in which case, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel (plus any reasonably necessary local counsel) as may be retained by such Indemnified Person in order to resolve such conflict or to represent such Indemnified Person in such Action solely with regard to such conflict matters). Until such time as the Indemnifying Party has delivered a written notice of intent to defend a Third Party Claim to the Indemnified Person in accordance with Section 2(a), the Indemnified Person shall, at the expense of the Indemnifying Party, undertake the defense of such Third Party Claim, and shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim. If the Indemnifying Party exercises its right to control the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Indemnified Person or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release each of the Indemnified Persons and their respective Affiliates from all Losses with respect to such claim without prejudice, or (iii) if such settlement includes any statement as to an admission of fact, culpability or failure to act by or on behalf of any Indemnified Person or any of its Affiliates.
(d)In the event that the Indemnifying Party is not entitled, or otherwise elects not, to conduct the defense of a Third Party Claim in accordance with Section 2(a), Section 2(b) or Section 2(c), (i) the Indemnified Person may defend against the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person shall reasonably consult with the

Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party shall remain obligated to indemnify the Indemnified Person to the extent required under this letter agreement. In the event the Indemnified Person is conducting the defense of the Third Party Claim, the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim.
(e)Notwithstanding anything to the contrary set forth herein, the Indemnifying Party shall not be obligated to indemnify an Indemnified Person pursuant to Section 1(b) to the extent it is finally determined by a court of competent jurisdiction that any Losses relating to Actions of the type described in Section 1(b) incurred by such Indemnified Person arising out of such Indemnified Person’s bad faith or willful misconduct (and if prior indemnification payments have been made and it is later finally determined by a court of competent jurisdiction that such Indemnified Person acted (or failed to act) with bad faith or willful misconduct, such portion of the prior indemnification payments arising out of such Indemnified Person’s bad faith or willful misconduct shall be repaid to the Indemnifying Party).

3.
Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this letter agreement shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this letter agreement are an integral part of the transactions contemplated by the ECA and the Exchange Agreement and without these provisions Oaktree would not have entered into the ECA or the Exchange Agreement.

4.
Survival. All pre-Closing, pre-2019 Commitment Closing and pre-2020 Commitment Closing covenants and other agreements contained in the ECA shall survive for a period of twelve (12) months following the applicable date. All covenants and other agreements contained in the ECA which by their terms are to be performed following the Closing shall survive the Closing until fully performed. The representations and warranties made in the ECA shall survive the Closing Date as follows: (a) the representations and warranties set forth in Section (a) (Organization and Qualification), Section (b) (Authorization; Enforcement Validity), Section (c) (Issuance of Securities), Section (g) (No General Solicitation; Agent’s Fees), Section (p) (Transactions with Affiliates), Section (q) (Equity Capitalization) and Section (vv) (Disclosure) of Exhibit C of the ECA (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Section (v), (Employee Relations), Section (aa) (Tax Status) and Section (ll) (ERISA Compliance) of Exhibit C of the ECA shall survive until the expiration of the statute of limitations plus sixty (60) days and (c) all other representations and warranties set forth in the ECA (including Exhibit C thereof) shall survive until the two (2)-year anniversary of the Closing, the 2019 Commitment Closing and the 2020 Commitment Closing, as applicable.

5.
Damages. Notwithstanding anything to the contrary in this letter agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential (other than to the extent reasonably foreseeable) damages or damages for lost profits.

6.
Additional Matters. For purposes of determining whether there has been a breach of a representation or warranty contained in the ECA and for purposes of calculating Losses subject to indemnification pursuant to this letter agreement, the representations and warranties contained in the ECA shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications.

7.
Exclusive Remedy. From and after the 2019 Commitment Closing and the 2020 Commitment Closing, as applicable, the sole and exclusive remedy of Oaktree with respect to any breach of a representation, warranty, covenant or agreement by the Company in the ECA shall be pursuant (and only pursuant) to this letter agreement; provided that nothing in this Section 7 shall limit (i) any claims for equitable remedies, and Oaktree shall be entitled to seek specific performance and injunctive relief and other equitable remedies in connection with any breach or threatened breach of a representation, warranty, covenant or agreement in the ECA and (ii) any claims for fraud.

8.	Effect of Termination of ECA. Upon termination of the ECA pursuant to Article VIII thereof, this letter agreement (other than Section 1(a)), shall survive the termination of the ECA.

9.
Representations. Each party hereto represents and warrants to the other parties hereto that such party has all requisite power and authority to enter into, execute, and deliver this letter agreement, that this letter agreement has been duly and validly authorized by all requisite action to enter into, execute, and deliver this letter agreement and to perform his or its obligations hereunder and that this letter agreement constitutes its valid, legal and binding obligations enforceable in accordance with, its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity)

10.
Governing Law. This letter agreement will be governed by Delaware Law without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties hereto irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

11.
Jointly Drafted; Advice of Counsel. The words used in this letter agreement shall be deemed words chosen by the parties to express their mutual intent, and no rule of construction against any party shall apply to any term or provision of this letter agreement. This letter agreement is entered into by all parties hereto freely and voluntarily, and with and upon the advice of counsel. All parties hereto warrant that they have been fully advised by their attorneys with respect to the advisability of executing this letter agreement and with respect to the releases and other matters contained herein.

12.
Notices. All notices and other communications in connection with this letter agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

If to the Company:
Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278

Attn:	Gil Melman, Esq.

Tel:	(765) 828-3513

Email:	Gil.Melman@iea.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 333 South Hope Street 29th Floor Los Angeles, CA 90071 Attn: Tana Ryan, Esq. Tel: (213) 680-8430 Email: tryan@kirkland.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Michael Kim, Esq. Tel: (212) 446-4746 Email: michael.kim@kirkland.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Attn:	Maurice Lefkort, Esq.
Bradley Friedman, Esq.

Tel:	(212) 728-8239
(212) 728-8514

Email:	mlefkort@willkie.com
bfriedman@willkie.com

If to Oaktree:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ian Schapiro
Peter Jonna
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com

13.
Counterparts and Facsimiles. This letter agreement may be executed in counterparts, which collectively shall be deemed an original and which, taken together, shall constitute one and the same instrument. Electronic or facsimile copies of counterparts of this letter agreement shall have the full force and effect as an original.

14.
Entire Agreement, Modifications, Etc. This letter agreement, collectively with the Tranche 2 ECA and the other Definitive Documents, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous negotiations, agreements, understandings or commitments concerning the subject matter hereof, and shall not be released, discharged, changed, waived, or modified except by instruments in writing signed by each of the parties. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors and permitted assigns. The parties acknowledge that no person or entity, nor an agent or attorney of any person or entity, has made any promises, representations, or warranties whatsoever, express or implied, which are not expressly contained in this letter agreement, and the parties further acknowledge that they have not entered into this letter agreement in reliance upon any collateral promise, representation, warranty, or in reliance upon any belief as to any fact or matter not expressly recited in this letter agreement.

15.
Benefits. Except as provided herein with respect to the Indemnified Persons, nothing in this letter agreement, express or implied, is intended or shall be construed to give any party other than the parties to this letter agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

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IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first written above.

Infrastructure and Energy Alternatives, Inc.

By:    /s/ John Paul Roehm
Name: John Paul Roehm
Title:    President and Chief Executive Officer

OAKTREE:

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC,

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory
OT POF IEA Preferred B Aggregator, L.P.

By: OT POF IEA Preferred B Aggregator GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Ian Schapiro

Name: Ian Schapiro
Title: Authorized Signatory

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory
Oaktree Power Opportunities Fund III Delaware, L.P.
By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By:	/s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory
Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com
Attention: Ian Schapiro
Peter Jonna